Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Tarena International, Inc. on Form S-8 (No. 333-204494, No. 333-197226 and No. 333-228771) of our report dated April 26, 2022, with respect to our audits of the consolidated financial statements of Tarena International Inc. as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020 and 2021 and our report dated April 26, 2022 with respect to our audit of internal control over financial reporting of Tarena International Inc. as of December 31, 2021, which reports are included in this Annual Report on Form 20-F of Tarena International Inc. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
Beijing, China
April 26, 2022